Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-275632) and Form S-8 (Nos. 333-272038, 333-264867, 333-256014 and 333-233878) of Exagen Inc. of our report dated March 18, 2024, relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Diego, California
March 18, 2024